Exhibit 4.14

UK Employment Agreement

EMPLOYER

CRITEO LTD., whose registered office is at 5th Floor, Mappin House 4 Winsley Street London W1W 8HF, United Kingdom

(“the Company”); and

EMPLOYEE

Eric Eichmann, (“the Employee”), born on the ######## ####, residing at #### ### ###### ##### #### ## ##### ###

1.	Commencement and duration

1.1	This employment agreement (“Employment Agreement”), which is made in accordance with Section 1 of the Employment Right Act 1996. sets out the terms and conditions of the Employee’s employment with the Company.

1.2	The Employee’s employment with the Company will commence on the 25th of March 2013 at the latest (the “Commencement Date”) and will continue unless and until terminated in accordance with either Clause 1.3 or Clause 14 below. For the purposes of the Employment Rights Act 1996, the Employee’s period of continuous employment commenced on a date to be agreed

CRITEO LTD - Registred office : 5th Floor, Mappin House 4 Winsley Street London W1W 8HF

Compagny registration No. 6903951 VAT Registration No. 972154514

1/24

1.3	The first six months of the Employee’s employment shall be a probationary period. If the Company deems it appropriate the six month period may he extended by giving notice to the Employee in writing. This period, including any extension thereto, is known as the “Probationary Period”. During the Probationary Period, the Employee’s performance and suitability for continued employment will be monitored. During the Probationary Period, the Employee’s employment will be terminable by either party giving the other 1 month’s written notice. The Company reserves the right to pay the Employee in lieu of this notice period. At the end of the Probationary Period the Employee will be informed in writing if he has successfully completed the Probationary Period.

2.	Function and scope of duties

2.1	The Employee shall be employed in the position as Chief Revenue Officer. The Employee shall devote all of his working time, skill and attention to his role at the Company and will act in the best interests of the Company at all times.

2.2	The Employee will perform all acts, duties and obligations lawfully given to him by the Company to the best of his ability and will comply with such orders as may be designated by the Company and which are reasonably consistent with his position.

2.3	The Employee shall not have any authority to legally bind or commit the Company.

2.4	The Employee will undertake any travel (whether within or outside the United Kingdom) as may be required by the Company.

2.5	Subject always to the Employee retaining the a position commensurate with the Employee’s status, the Company may, in its absolute discretion, vary from time to time the functions and duties of the Employee.

CRITEO LTD - Registred office : 5th Floor, Mappin House 4 Winsley Street London W1W 8HF

Compagny registration No. 6903951 VAT Registration No. 972154514

2.6	The Employee will at all times comply with any codes, policies, procedures and rules of the Company from time to time in place.

3.	Place of work

3.1	The Employee’s place of work will be at the London premises, located at Mappin House, 4 Winsley Street, London, W1W 8HF, but the Employee may be offered to change his location in the United Kingdom or relocate to France or the US as may be necessary on reasonable notice. Such offer shall require the Employee’s consent.

4.	Hours of work

The Employee’s core working hours will be 40 hours per week. Standard office hours are 9am to 5.30pm. These hours may by agreement with the Employee’s manager be varied. The Employee may also be required to work such additional hours as are necessary for the proper performance of his duties. No additional compensation is provided for any overtime worked in excess of core working hours. In accordance with Regulation 5 of the Working Time Regulations 1998 the Employee agrees that Regulations 4(1) will not apply to the employment. The parties acknowledge for the purposes of the Working Time Regulations 1998 that the Employee is a managing executive with autonomous decision making powers.

5.	Base Salary, Expenses and Deductions

5.1	The Employee’s basic gross salary is £240,000 per year. The salary accrues from day to day and is payable monthly in arrears on or before the last working day of each month, less deductions for tax and NI contributions. The Employee’s salary will be reviewed on an annual basis although the Company will he under no obligation to increase it in any year. It has been agreed that this basic gross salary would be raised to £270,000 per year in FY 2014.

5.2	The Employee will be paid or reimbursed for any reasonable expenses wholly, properly and necessarily incurred by him in accordance with the Company’s expenses policy as detailed in the Company Web intranet site.

CRITEO LTD - Registred office : 5th Floor, Mappin House 4 Winsley Street London W1W 8HF

Compagny registration No. 6903951 VAT Registration No. 972154514

5.3	The Company is entitled at any time during the Employee’s employment, or in any event on termination, to deduct from the Employee’s remuneration hereunder:

(a)	any sum owed by the Employee to the Company or to any Group Company at any time and for any reason including but not limited to any outstanding loans, advances, expenses, the cost of repairing any damage or loss to the Company’s property caused by the Employee (and of recovering the same), any sums due from the Employee under Clause 7.2. below and any other monies owed by the Employee to the Company; and

(b)	all appropriate deductions for income tax, employee national insurance contributions and all other statutory deductions due in respect of his salary and any other benefits provided to him by the Company or any Group Company.

6.	Bonus

6.1	The Employee may be eligible to receive an annual bonus in accordance with Schedule 3.

6.2	In relation to bonus, the following general provisions apply:

6.2.1.	a payment in respect of any particular period/financial year will not create any contractual entitlement to any future payment or the amount of any future payment;

6.2.2.	No Bonus will be paid for the year if the Employee’s employment is terminated by the Employee, or by the Employer for gross misconduct at or prior to the date when a Bonus might otherwise have been payable. A prorated Bonus will be paid if the Employee’s employment is terminated by the Employer for any reason other than gross misconduct at or prior to the date when a Bonus might otherwise have been payable;

CRITEO LTD - Registred office : 5th Floor, Mappin House 4 Winsley Street London W1W 8HF

Compagny registration No. 6903951 VAT Registration No. 972154514

6.2.3.	terms applicable to any bonus entitlement may be amended, replaced or withdrawn at any time and for any reason in the absolute discretion of the Company.

7.	Holidays

7.1	In addition to the Public holidays normally applicable in England, the Employee is also entitled to 25 working days’ paid holiday in each complete holiday year. The Company’s holiday year is from 1 January to 31 December. Holiday requests shall be subject to prior consultation with and the advance approval of the Employee’s manager.

7.2	On the commencement and termination of the Employee’s employment, the Employee will be treated as having accrued holiday on a pro rata basis of 1/260th days’ holiday for each complete month of service in that holiday year calculated by reference to the Employee’s first or last date at work (as appropriate). If, on the termination of the Employee’s employment, the Employee has exceeded his accrued holiday entitlement, this excess will be deducted from any sums due to the Employee. If the Employee has holiday entitlement still owing the Company may, at its sole discretion, require the Employee to take all or part of his outstanding holiday during his notice period or to pay the Employee a sum in lieu of holiday accrued but untaken in the holiday year in which his employment terminates.

7.3	Save with the prior written consent of the Company, untaken holiday entitlement for any one calendar year which is not used may not be carried forward to any subsequent year and shall be forfeited.

7.4	Employees on sickness absence will be expected to notify the Company of their intention to take holiday in the usual way. Any such request will be subject to the Company’s prior approval. For the avoidance of doubt, any period of holiday taken during sickness absence will also be regarded as a continuation of that sickness absence and will not constitute a return to work. Payment for days of holiday taken during sickness absence will be as set out in Clause 8.3 below. Any payment made in respect of that holiday will discharge in full any entitlement to Company Sick Pay for the same period.

CRITEO LTD - Registred office : 5th Floor, Mappin House 4 Winsley Street London W1W 8HF

Compagny registration No. 6903951 VAT Registration No. 972154514

7.5	The Company may require the Employee to take any accrued and outstanding holiday entitlement (including during sickness absence) by giving notice at any time.

8.	Illness

8.1	If the Employee is absent from work on account of sickness or injury, he must:

(a)	notify his manager before 10:00 am on the first morning of absence giving the reason for the absence and inform him/her of the expected date of return; and

(b)	complete and return to the Company a self-certification form in respect of the first seven days (including weekends) of any sickness; and

(c)	Provide the Company with a medical certificate from his GP or other registered medical practitioner for periods of sickness of over seven consecutive calendar days. Thereafter medical certificates should be submitted regularly to cover the full absence. On each occasion a medical certificate expires and the Employee does not anticipate returning to work immediately thereafter, he must notify the Company on the first morning following expiry of the medical certificate.

8.2	The Company reserves the right to require the Employee to undergo a medical examination (at the Company’s expense) with a medical practitioner nominated by the Company. The Employee shall co-operate in ensuring the prompt delivery to the Company of such report and shall authorise his own medical practitioner to supply all such information as may be required by that doctor and. if so requested by the Company authorise his medical practitioner to disclose to the Company his opinion of the Employee’s state of health.

8.3	Subject to the Employee’s compliance with clauses 8.1 and 8.2 above, where the Employee is unable to perform his duties due to sickness or injury, the Employee will continue to receive

CRITEO LTD - Registred office : 5th Floor, Mappin House 4 Winsley Street London W1W 8HF

Compagny registration No. 6903951 VAT Registration No. 972154514 his salary and benefits in full for any continuous period of 6 months or an aggregate period of 90 days in any consecutive 12 month period (“Company Sick Pay”). Any payments due under this clause 8.3 are inclusive of any Statutory Sick Pay (“SSP”) that the Employee may be entitled to receive and of any amounts payable under any insurance scheme, less normal deductions for tax and national insurance. The Employee’s entitlement to Company Sick Pay and SSP are subject to the Company’s right to terminate the Employee’s employment in accordance with Clauses 1.3 and 14 of this Agreement and the Company shall not be liable to provide, or compensate for the loss of, such benefit(s).

9.	Pension

9.1	The Company does not currently operate an occupational pension scheme in respect of the Employee’s employment and there is therefore no contracting-out certificate in force in relation to the State Second Pension.

10	Other activities

10.1	The Employee must not in any way directly or indirectly (i) be engaged or employed in. or (ii) concerned with (in any capacity whatsoever): or (iii) provide services to. any other business or organisation where this is or is likely to be in conflict with the interests of the Company of any Group Company, or where this may adversely affect the efficient discharge of his duties during the term of the Employment Agreement, except with the prior written consent of the Company, irrespective of whether he receives financial compensation for these activities, save that nothing in this clause 10 shall prevent the Employee from being:

(a)	the holder of not more than three per cent of any class of stock, shares or debentures or other securities in any company which is listed and/or dealt in on any Recognised Investment Exchange; or

(b)	interested as shareholder or director only in such companies as the Company from time to time agrees in writing, such agreement not to be unreasonably withheld or

CRITEO LTD - Registred office : 5th Floor, Mappin House 4 Winsley Street London W1W 8HF

Compagny registration No. 6903951 VAT Registration No. 972154514 withdrawn so long as none of such interests of the Employee shall prejudice the business interests of the Company or any Group Company and for so long as the Employee continues to comply with the provisions of this clause 10.

11.	Reasonableness of Restrictions

11.1 The Employee recognises that, whilst performing his duties hereunder he will have access to and come into contact with Confidential Information (as defined in Clause 13 below) belonging to the Company or to Group Companies and will obtain personal knowledge of and influence over its or their customers and/or employees. The Employee therefore agrees that the restrictions contained or referred to in Clause 12, Clause 13 and Schedule 1 are reasonable and necessary to protect the legitimate business interests of the Company and its Group Companies both during and after the termination of the Employee’s employment.

11.2	The Employee acknowledges that he had the opportunity to receive independent legal advice on the terms and effect of this Agreement including the reasonableness of restrictions.

12.	Post-Termination Obligations

12.1	The Employee agrees to observe the post-termination covenants set out in Schedule 1 of this Agreement.

12.2	The Employee agrees that in the event of him receiving from any person, company, business entity or other organisation an offer of employment either during the continuance of this Agreement or during the continuance in force of any of the restrictions set out in Schedule 1, he will provide to such person, company, business entity or other organisation making the offer of employment a full and accurate copy of Clause 13 and Schedule 1 of this signed Agreement.

CRITEO LTD - Registred office : 5th Floor, Mappin House 4 Winsley Street London W1W 8HF

Compagny registration No. 6903951 VAT Registration No. 972154514

13.	Confidentiality/Proprietary information and Business Ethics

13.1	In addition to and without prejudice to the Employee’s common law obligations to keep information secret, the Employee will not (except for the purpose of performing his duties or unless ordered to do so by a court of competent jurisdiction) either during his employment or after its termination directly or indirectly: use any Confidential Information for his own purposes or those of any other person, company, business entity or other organisation whatsoever: or disclose or communicate Confidential Information to any person, company, business entity or other organisation whatsoever, and the Employee will use his best endeavours to prevent the improper use, disclosure or communication of Confidential Information:

(a)	concerning the business of the Company or any Group Company and which comes to the Employee’s attention during the course of or in connection with his employment with the Company or any Group Company from any source within the Company or any Group Company; or

(b)	concerning the business of any person having dealings with the Company or any Group Company and which is obtained in circumstances in which the Company or any Group Company is subject to a duty of confidentiality in relation to that information.

13.2	For the purposes of this Agreement, Confidential Information means:

(a)	any information of a confidential nature (whether trade secrets, other private or secret information including secrets and information relating to corporate strategy, business development plans, product designs, intellectual property, business contacts, terms of business with customers and potential customers and/or suppliers, annual budgets, management accounts and other financial information) whether or not it is specifically designated as confidential or secret; and/or

CRITEO LTD - Registred office : 5th Floor, Mappin House 4 Winsley Street London W1W 8HF

Compagny registration No. 6903951 VAT Registration No. 972154514

(b)	any confidential report or research undertaken by or for the Company or any Group Company before or during the course of the Employee’s employment; and/or

(c)	lists or compilations of the names and contact details of the individuals or clients and counterparts with whom the Company or any Group Company transacts business; and/or

(d)	details of all computer systems, whether front or back office, and/or data processing or analysis software developed by the Company or any Group Company; and/or

(e)	details of the requirements, financial standing, terms of business and dealings with any company or group company of any client of the Company or any Group Company; and/or

(f)	methods of manufacturing, storing, distributing and labelling any products manufactured by the Company or any Group Company; and/or

(g)	contact details of all employees and directors of the Company or any Group Company together with details of their remuneration and benefits; and/or

(h)	information so designated by the Company or any Group Company or which to the Employee’s knowledge has been supplied to the Company or any Group Company subject to any obligation of confidentiality.

13.3	The restrictions contained in this Clause 13 shall not apply to any disclosures required by law, and shall cease to apply to any Confidential Information which subsequently comes into the public domain, other than by way of unauthorised disclosure by the Employee or a third party.

CRITEO LTD - Registred office : 5th Floor, Mappin House 4 Winsley Street London W1W 8HF

Compagny registration No. 6903951 VAT Registration No. 972154514

13.4	The Employee shall not at any time during the continuance of his employment with the Company make any notes or memoranda relating to any matter within the scope of the Company’s or any Group Company’s business, dealings or affairs otherwise than for the benefit of the Company or any Group Company.

13.5	The obligations of the Employee under this Clause 13 shall continue to apply after the termination of the Employee’s employment irrespective of the reason for termination.

14	Termination Provisions

14.1	Subject to Clause 1.3 and this Clause 14, the Employee’s employment may be terminated by either party giving the other the longer of six month’s written notice of termination.

14.2	The Company reserves the right to terminate the Employee’s employment without notice or pay in lieu of notice if:

(i)	the Employee is guilty of misconduct or commits any serious or (having been given notice in writing) persistent breach or non-observance of any of his obligations to the Company or any Group Company (whether under this Agreement or otherwise);

(j)	the Employee refuses or neglects to comply with any lawful acts or directions given to him by the Board;

(k)	the Employee is guilty of any serious breach or non-observance of any of the provisions of this Agreement or directions of the Board or relevant rules and/or codes issued by or on behalf of any Recognised Stock Exchange or is guilty of any continued or successive breaches or non-observance of any of such provisions or directions in spite of written warning to the contrary by the Board;

(l)	the Employee is convicted of any criminal offence by a court of competent jurisdiction (other than a minor motoring offence for which a fine or other noncustodial penalty is imposed);

CRITEO LTD - Registred office : 5th Floor, Mappin House 4 Winsley Street London W1W 8HF

Compagny registration No. 6903951 VAT Registration No. 972154514

(m)	the Employee commits any act of theft or other dishonesty either at or outside work;

(n)	the Employee carries out or neglects to carry out any action which in the reasonable opinion of the Company may seriously damage the interests of the Company or wilfully or negligently breaches any legislation or any regulation to which the company may be subject which may result in any penalties being imposed on him or any Directors of the Company;

(o)	the Employee commits any act of deliberate discrimination or harassment on grounds of race, sex or disability;

(p)	the Employee is adjudged bankrupt or enters into any composition or arrangement with or for the benefit of his creditors including a voluntary arrangement under the Insolvency Act 1986;

(q)	the Employee becomes of unsound mind or a patient for the purpose of any statute relating to mental health;

(r)	the Employee is convicted of an offence under the Criminal Justice Act 1993 (or the Financial Services Authority becomes entitled to impose a penalty on the Executive pursuant to section 123 of the Financial Services and Markets Act 2000) or the Executive is otherwise convicted or found liable under any other present or future statutory enactment or regulation relating to insider dealing and/or market abuse;

(s)	the Employee becomes prohibited by law or is disqualified or is liable to be disqualified from being a director.

14.3	Once notice has been given by either party, the Company may, in its absolute discretion, terminate the Employee’s employment at any time during the applicable notice period by making a payment in lieu of the remaining period of notice.

CRITEO LTD - Registred office : 5th Floor, Mappin House 4 Winsley Street London W1W 8HF

Compagny registration No. 6903951 VAT Registration No. 972154514

14.4	Any payment in lieu of notice shall consist of the Employee’s basic salary for the number of days of the notice entitlement which the Employee has not received, and include any other entitlements, benefits, incentives, bonus, commission or holiday entitlement referable to the Employee’s employment which would have accrued to the Employee had he/she remained employed during the notice period, and shall be subject to deductions for income tax and national insurance contributions as appropriate.

14.5	The Company reserves the right to require the Employee not to attend at work and/or not to undertake all or any of his duties of employment and/or not to have any contact other than on a purely social basis with suppliers, clients, customers or specified employees of the Company or any Group Company during any period of notice (whether given by the Employee or the Company), provided always that the Company shall continue to pay the Employee’s salary and contractual benefits whilst the Employee remains employed by the Company.

14.6	On termination of the Employee’s employment he must immediately return to the Company in accordance with its instructions all equipment, correspondence, records, specifications, software, disks, models, notes, reports and other documents and any copies thereof and any other property belonging to the Company or any Group Company (including but not limited to keys, credit cards, laptops, mobile phone, equipment) which are in his possession or under his control. The Employee agrees that he will, if required to do so by the Company, confirm in writing that he has complied with his obligations under this Clause 14.6.

14.7	The Company may, in its absolute discretion, suspend the Employee on full pay and benefits pending any investigation into any allegation relating to the Employee’s conduct or performance.

14.8	The Employee authorises the Company, and any agent instructed by the Company, to access any programme or data held on any computer used by the Employee in the course of performing his duties of employment (and regardless of whether the programme or data is related to the Employee’s duties of employment), including but limited to access to the Employee’s mailbox after termination. The Employee should clean his mailbox of personal and private emails on termination.

CRITEO LTD - Registred office : 5th Floor, Mappin House 4 Winsley Street London W1W 8HF

Compagny registration No. 6903951 VAT Registration No. 972154514

15.	Collective Agreements

There are no collective agreements applicable to the Employee’s employment.

16.	Data Protection

16.1	The Company will hold certain personal information about the Employee as part of its general employee records. These records may contain the Employee’s name, address and contact details, date of birth, marital status, educational background, history with the Company, job title, areas of expertise, employment applications, references, social security/national insurance number, bank details, performance appraisals, working time records, details of holiday and other leave, details of salary, remuneration and benefits including salary reviews, and other records (“Data”). The Company has become aware of this Data in a number of ways - directly from the Employee, from others and otherwise over time through the Company’s relationship with the Employee - and may receive and/or retain it in various forms (whether in writing, electronically, verbally or otherwise).

16.2	The Company uses such Data for personnel, administration, employee, work and general business management purposes and to comply with its obligations regarding the keeping of employee/worker records. The Employee’s right of access to this data is as prescribed by law. The Company also processes information relating to the Employee’s ethnic background for ethnic monitoring purposes, and information relating to the Employee’s health, both of which may amount to sensitive personal data (“Sensitive Data”). The information that the Company holds relating to the Employee’s health may include records of sickness absence, self-certification forms and medical certificates (including any medical reports). The purpose of keeping this sort of information is to administer Company and Statutory Sick Pay, medical benefits, to monitor and manage sickness absence and to comply with the Company’s legal obligations.

CRITEO LTD - Registred office : 5th Floor, Mappin House 4 Winsley Street London W1W 8HF

Compagny registration No. 6903951 VAT Registration No. 972154514

16.3	The Company may need to make Data and Sensitive Data available to other Group Companies for the purposes set out above. Likewise, the Company may also need to make Data and Sensitive Data available to accountants, auditors, lawyers and other outside professional advisors, and to parties providing products and/or services to the Company (including, without limitation. IT systems suppliers, pension, benefits and payroll administrators), to legal and regulatory authorities (including HM Revenue & Customs), to any potential purchasers of the Company or its business (on a confidential basis) and as required by law (the “Recipients”). Although most Recipients are located in the European Economic Area, others may be located, or have relevant operations elsewhere. Therefore, it may be necessary to transfer the Employee’s Data and Sensitive Data to countries located outside the European Economic Area.

16.4	By signing this Employment Agreement, the Employee specifically consents to: (1) the Company processing Data and Sensitive Data relating to him for personnel, administration, employee, work and business management purposes (examples of which are set out above): (2) the receipt, possession, use, retention and transfer of Data and Sensitive Data by Recipients for the purposes detailed above and (3) the Company monitoring and recording any use that Employee makes of the Company’s electronic communications facilities for the purpose of ensuring that this Agreement and any relevant policies are being complied with and for legitimate business purposes. The Company will use this right of monitoring reasonably and in accordance with applicable laws.

17.	Grievance and Disciplinary Procedures

17.1	Details of the Company’s non-contractual disciplinary and grievance procedures can be obtained from the HR Manager in the UK.

18.	Definitions

18.1	“Board” means the board of directors of the Company at any given time or any properly appointed committee of the Board.

CRITEO LTD - Registred office : 5th Floor, Mappin House 4 Winsley Street London W1W 8HF

Compagny registration No. 6903951 VAT Registration No. 972154514

18.2	“The Company” shall include the successors in title and assigns of the Company.

18.3	“Group Company” means any company which is a holding company of the Company or a subsidiary undertaking of the Company or of any holding company (as such expressions arc defined in sections 736 and 735A Companies Act 1985) and “Group” shall be defined accordingly;

18.4	“Recognised Investment Exchange” has the meaning given to it in section 285 of the Financial Services and Markets Act 2000.

19.	General

19.1	This Agreement supersedes and is in substitution for all previous letters of engagement, agreements and arrangements, whether oral or in writing relating to the subject matter hereof between the Company and the Employee all of which shall be deemed to have been terminated by mutual consent. This Agreement constitutes the entire agreement between the Employee and the Company of the terms upon which the Employee is employed.

19.2	The Company reserves the right to make changes to any of the terms and conditions of employment contained in this Agreement to reflect the changing needs of the business. The Company will notify the Employee in writing of the date upon which any such change will take effect.

19.3	Before the Company can employ you, it must be sure that there are no reasons which may prevent it from doing so. For example, your contract with your previous employer may contain restrictions which prohibit the Employee from working with the Company or may mean that the Employee cannot carry out some of his job responsibilities. By signing this Agreement the Employee warrants to the Company that he is not bound by or subject to any such agreements, arrangements, restrictions or understandings.

CRITEO LTD - Registred office : 5th Floor, Mappin House 4 Winsley Street London W1W 8HF

Compagny registration No. 6903951 VAT Registration No. 972154514

19.4	By signing this Agreement the Employee also warrants to the Company that he is entitled to work in the United Kingdom without any additional approvals and that he will notify the Company immediately if he/she ceases to be so entitled during the employment.

19.5	No failure or delay by either party in exercising any right, power or privilege under this Agreement shall operate as a waiver of such right nor shall any single or partial exercise by either party of any right, power or privilege under this Agreement preclude any further exercise of such right, power or privilege or the exercise of any other right, power or privilege.

19.6	Nothing in this Agreement is intended to confer any rights on any person not a party to this Agreement under the Contracts (Rights of Third Parties) Act 1999 and no consent of any such person shall be needed for the termination or amendment of this Agreement.

19.7	If this Agreement is terminated because of the liquidation of the Company for the purpose of amalgamation or reconstruction and the Employee is offered employment with such amalgamated or reconstructed company on terms no less favourable in all material respects than the terms of this Agreement the Employee shall have no claim against the Company in respect of such termination.

19.8	Any notice or communication given or required under this Agreement may be served by personal delivery or by leaving the same at or by sending the same through the post addressed in the case of the Company to its registered office from time to time and in the case of the Employee to his aforesaid address or to the address provided from time to time by the Employee to the Company for the purposes of its employment records or by facsimile transmission.

19.9	Any notice sent by post shall be deemed to have been served 24 hours after the time of posting by first class mail and service thereof shall be sufficiently proved by proving that the

CRITEO LTD - Registred office : 5th Floor, Mappin House 4 Winsley Street London W1W 8HF

Compagny registration No. 6903951 VAT Registration No. 972154514 notice was duly despatched through the post in a pre paid envelope addressed as aforesaid. In the case of facsimile transmission it shall be deemed to have been received when in the ordinary course of such transmission it would be received by the addressee or if transmitted after 5pm or on a day that is not an ordinary business day on the next business day.

19.10	The provisions and sub-provisions of this Agreement are severable and if any provision or sub-provision or identifiable part thereof of the Employment Agreement is held to be invalid or unenforceable by any Court of competent jurisdiction then such invalidity or unenforceability will not affect the validity or unenforceability of the remaining provisions or sub-provisions or identifiable parts thereof.

19.11	This Employment Agreement is governed by and construed in accordance with the laws of England. The parties agree that the English courts have exclusive jurisdiction in the event that any dispute may arise from this Employment Agreement

19.12	Clause headings are inserted for convenience only and will not affect the construction of this Agreement.

IN WITNESS whereof the parties hereto have executed this Agreement as a Deed the day and year first above written.

EXECUTED AS A DEED	:
by Criteo Ltd	:

acting by JB Rudelle	:	CEO
SIGNED AS A DEED	:
by Eric Eichmann	:

CRITEO LTD - Registred office : 5th Floor, Mappin House 4 Winsley Street London W1W 8HF

Compagny registration No. 6903951 VAT Registration No. 972154514

SCHEDULE 1

1. Post-termination covenants

1.1 For the purposes of this Schedule 1 the following expressions shall have the following meanings:

(A) “Relevant Employee” means any person employed by or who renders or rendered services to the Company or any Group Company in a Relevant Business and who has client responsibility or influence over a Relevant Customer and/or who is in possession of confidential information about a Relevant Customer of the Company or a Group Company and who in any such case was so employed or so rendered services during the period of 12 months before the Relevant Date and had dealings with the Employee during that period;

(B) “Relevant Date” means the earlier of (1) the date the employment terminates, and (2) the start of any period of garden leave under clause 11.5 of the Employment Agreement;

(C) “Relevant Business” means any business or part of a business involving the supply of Restricted Goods and/or Services;

(D) “Restricted Goods and/or Services” means performance display advertising products and solutions;

(E) “Relevant Customer” shall mean any customer or potential customer of the Company or any Group Company with whom the Employee had dealings during the period of 12 months before the Relevant Date, was in possession of confidential information regarding, or to whom terms of business had been provided and with whom the Employee had dealings during the period of 12 months before the Relevant Date or was in possession of confidential information.

CRITEO LTD - Registred office : 5th Floor, Mappin House 4 Winsley Street London W1W 8HF

Compagny registration No. 6903951 VAT Registration No. 972154514

1.2 In order to safeguard the legitimate business interests of the Company and any Group Company and particularly the goodwill of the Company and any Group Company in connection with its clients, suppliers and employees the Employee undertakes with the Company (for itself and as trustee for each Group Company) that, and so that each undertaking below shall constitute an entirely separate, severable and independent obligation of the Employee, he will not (except with the prior written consent of the Company) directly or indirectly:

(A) during his employment or for a period of 6 months after the Relevant Date entice or solicit or endeavour to entice or solicit away from the Company or any Group Company any Relevant Customer;

during his employment or for a period of 6 months after the Relevant Date employ or otherwise engage any Relevant Employee;

(B) during his employment or for a period of 6 months after the Relevant Date, in competition with the Company or any Group Company, solicit, supply or endeavour to supply or be engaged in the supply of Restricted Goods and/or Services within the United Kingdom, in France or the USA;

during his employment or for a period of 6 months after the Relevant Date to the detriment of the Company or any Group Company, persuade or endeavour to persuade any of the Company’s suppliers and customers to cease doing business or materially reduce its business with the Company or any Group Company.

1.3 While the restrictions set out at Clause 2 are considered by the Employee and the Company to be reasonable in all the circumstances, it is recognised that such restrictions may fail for reasons unforeseen and, accordingly, it is agreed that if any of the restrictions shall be adjudged to be void as going beyond what is reasonable in all the circumstances for the protection of the interests of the Company but that they would be valid if part of the wording were deleted and/or if the periods (if any) specified were reduced and/or the areas dealt with reduced in scope, the said restrictions shall apply with such modifications as may be necessary to make them valid and effective.

CRITEO LTD - Registred office : 5th Floor, Mappin House 4 Winsley Street London W1W 8HF

Compagny registration No. 6903951 VAT Registration No. 972154514

SCHEDULE 2

Inventions and Improvements

The Provisions of Schedule 2 apply.

1.	For the purposes of this Schedule 2 the following words and expressions shall have the following meanings:

“Intellectual Property Rights” means (i) copyright, patents, know-how, confidential information, database rights, and rights in trade marks and designs (whether registered or unregistered), (ii) applications for registration, and the right to apply for registration, for any of the same, and (iii) all other intellectual property rights and equivalent or similar forms of protection existing anywhere in the world;

“Invention” means any method, idea, concept, experimental work, theme, invention, discovery, process, model, formula, prototype, sketch, drawing, plan, composition, design, configuration, improvement or modification of any kind conceived, developed, discovered, devised or produced by the Employee alone or with one or more others during his employment and which pertains to or is actually or potentially useful to the activities from time to time of the Company (or any Group Company) or any product or service of the Company (or any Group Company) or which pertains to. results from or is suggested by any work which the Employee or any other employee of the Company (or any Group Company) has done or may during his employment do for the Company (or any Group Company).

2.

The Employee shall promptly disclose and deliver to the Company in confidence full details of each Invention (whether or not it was made, devised or discovered during normal working hours or using the facilities of the Company, and whether or not the Employee considers that by virtue of section 39 Patents Act 1977 rights to such Invention fail to vest in the Company) to enable the Company to determine whether rights to such Invention vest in the Company, upon the making, devising or discovering of the same and shall at the expense of the Company give all such explanations, demonstrations and instructions as the Company may deem appropriate to enable the full and effectual working, production and use of the same. To the extent that by virtue of section 39 Patents Act 1977 rights to such Invention vest in the Employee the Company shall return to the Employee any documentation provided by the

CRITEO LTD - Registred office : 5th Floor, Mappin House 4 Winsley Street London W1W 8HF

Compagny registration No. 6903951 VAT Registration No. 972154514

Employee pursuant to this paragraph of Schedule 2 and the Company shall keep such details confidential unless or until such time as such details are in or enter the public domain, other than by a breach of this Agreement.

3.	The Employee assigns (in so far as title has not automatically vested in the Company through the Employee’s employment) to the Company with full title guarantee by way of future assignment all copyright, database right, design right and other similar rights for the full terms (including any extension or renewals) throughout the world in respect of all works, designs or materials (including, without limitation, source code and object code for software) originated, conceived, written or made by the Employee during the period of his employment (except only those works or designs originated, conceived, written or made by the Employee wholly outside his normal working hours which are wholly unconnected with any business activity undertaken or planned to be undertaken by the Company or any Group Company) to hold for the Company absolutely. This assignment shall include the right to sue for damages and/or other remedies in respect of any infringement (including prior to the date of this Agreement).

4.	The Employee irrevocably and unconditionally waives in favour of the Company any and all moral rights conferred on him by Chapter IV of Part I of the Copyright Designs and Patents Act 1988 for any work in which copyright or design right is vested in the Company whether by this Schedule 2 or otherwise.

5.	The Employee shall, without additional payment to him (except to the extent provided in section 40 Patents Act 1977, or any similar provision of applicable law) at the request and expense of the Company and whether or not during the continuance of his employment, promptly execute all documents and do all acts, matters and things as may be necessary or desirable to enable the Company or its nominee to obtain, maintain, protect and enforce any Intellectual Property Right vested in the Company (save only to the extent that any Intellectual Property Rights fail to vest in the Company by virtue of section 39 Patents Act 1977) in any or all countries relating to the Intellectual Property Right and to enable the Company to exploit any Intellectual Property Right vested in the Company.

CRITEO LTD - Registred office : 5th Floor, Mappin House 4 Winsley Street London W1W 8HF

Compagny registration No. 6903951 VAT Registration No. 972154514

6.	The Employee shall not do anything (whether by omission or commission) during his employment or at any time after the date his employment terminates to affect or imperil the validity of any Intellectual Property Right obtained, applied for or to be applied for by the Company or its nominee, and in particular the Employee shall not disclose or make use of any Invention which is the property of the Company without the prior written consent of the Company. The Employee shall during or after the termination of his employment with the Company, at the request and expense of the Company, provide all reasonable assistance in obtaining, maintaining and enforcing the Intellectual Property Right or in relation to any proceeding relating to the Company’s right, title or interest in any Intellectual Property Right.

7.	Without prejudice to the generality of the above clauses, the Employee irrevocably authorises the Company to appoint a person to be his attorney in his name and on his behalf to execute any documents and do any acts, matters or things as may be necessary for or incidental to grant the Company the full benefit of the provisions of this Schedule 2.

8.	The obligations of the Employee under this Schedule 2 shall continue to apply after the termination of his employment for whatever reason.

9.	For the avoidance of doubt, nothing in this Agreement shall oblige the Company (or any other Group Company) to seek protection for or exploit any Intellectual Property Right.

CRITEO LTD - Registred office : 5th Floor, Mappin House 4 Winsley Street London W1W 8HF

Compagny registration No. 6903951 VAT Registration No. 972154514

SCHEDULE 3

The provisions of Schedule 3 shall apply.

Bonus

1.	The Employee will be eligible to participate in an annual Bonus programme (the “Bonus Programme”). The Bonus Programme runs from 1 January to 31 December each year. Any payments under the Bonus Programme are payable on a yearly basis and are paid at the same time as salary in the quarter following the close of the relevant Bonus year.

No Bonus will be paid for the year if the Employee’s employment is terminated by the Employee, or by the Employer for gross misconduct at or prior to the date when a Bonus might otherwise have been payable. A prorated Bonus will be paid if the Employee’s employment is terminated by the Employer for any reason other than gross misconduct at or prior to the date when a Bonus might otherwise have been payable. The Company reserves the absolute right to amend the terms of the Bonus Programme, replace the Bonus Programme with an alternative programme, or withdraw the Bonus Programme in its entirety, at any lime and for any reason.

2.	Annual Bonus will be based on Yearly Individual Targets.

3.	Annual Bonus that may be payable in any one calendar year to the Employee will be £100,000 at 100% achieved target, capped at 200%.

4.	The Company may alter the terms of any Bonus targets or withdraw them altogether at any time without prior notice.

5.	The Employee’s Bonus under the Bonus Programme for the calendar year will be calculated on a pro rata basis from the date on which the Employee’s employment commences.

CRITEO LTD - Registred office : 5th Floor, Mappin House 4 Winsley Street London W1W 8HF

Compagny registration No. 6903951 VAT Registration No. 972154514

Criteo Ltd

5th Floor, Mappin House 4

Winsley Street

London

W1W 8HF

29th January 2013

Dear Eric,

CRITEO Ltd is pleased to offer you the position of Chief Revenue Office from the 1st of April 2013 at the latest.

Further to the conditions and remuneration described on your contract, we would like to offer you a welcome bonus of £70,000 (seventy thousand pounds), which will be paid upon completion of 6 months employment with the Company.

If the employment relationship ends during the first year due to you resigning or due to termination by Criteo Ltd for misconduct, you shall refund the welcome bonus.

In case of constructive dismissal, meaning when an employee is forced to leave his job against his will because of the employer’s conduct, or in case of dismissal (except in case of termination for misconduct) during the first year of Employment within the Company from the start date, Criteo shall pay to you an aggregate severance amount of £170,000.

The reasons the employee leaves his/her job must be serious, for example, the employer:

•	doesn’t pay the employee’s or suddenly demote the employee for no reason

•	force the employee to accept unreasonable changes to how his/her work - eg telling the employee to work night shifts when his/her contract is only for day work

•	let other employees harass or bully the employee

For the avoidance of doubt, the severance amount shall be paid in addition to the Employee’s payment in lieu of notice pursuant to his UK Employment Agreement.

This written offer is valid until the 12th of February 2013, end of business day Eastern Standard Time, and will expire thereafter.

We look forward to you joining Criteo.

Yours Sincerely

/s/ JB Rudelle	/s/ Eric Eichmann
JB Rudelle	ERIC EICHMANN
CEO

CRITEO LTD - Registred office : 5th Floor, Mappin House 4 Winsley Street London W1W 8HF

Compagny registration No. 6903951 VAT Registration No. 972154514

Criteo Ltd

5th Floor, Mappin House

4 Winsley Street

London

W1W 8HF

29th January 2013

Dear Eric

Further to our recent discussions, Criteo is delighted to offer you the position of Chief Revenue Officer, based in London.

We would like to assist you and your family in relocating to London from Washington and therefore extend the following relocation package, as part of our offer;

•	International removal from Washington DC to London

•	Services of a relocation Company to find a housing and support your installation

•	Tax assistance of a referenced provider to fulfill your tax return in the UK for 2 years

•	Two round trips for your spouse and children (economy class) to find accommodation in London

•	Temporary housing if required for up to six months (hotel or furnished apartment)

•	Once permanent housing has been found, a monthly housing allowance of £6.000 per month up to 12 month max

•	Until your family is set up in London, you will carry out 3 business trips per month, travelling in business class, at the Company’s expenses. This may be also done through necessary business travels.

We look forward to you joining Criteo, if you have any questions relating to your offer you should not hesitate to put them to me

This written offer is valid until the 12th of February 2013, end of business day Eastern Standard Time, and will expire thereafter.

Yours Sincerely

/s/ JB Rudelle	/s/ Eric Eichmann
JB Rudelle	ERIC EICHMANN
CEO

CRITEO LTD - Registred office : 5th Floor, Mappin House 4 Winsley Street London W1W 8HF

Compagny registration No. 6903951 VAT Registration No. 972154514